Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Prothena Corporation plc:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting included incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Francisco, California

November 27, 2019